SIRENZA MICRODEVICES, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT, effective March 1st, 2005 (the "Agreement"), is made and entered into by and between SIRENZA MICRODEVICES, INC. (the "Company") and Clay Simpson ("Executive").

WHEREAS, the Company wishes to engage Executive as the Company's Vice President and General Counsel as part of the Company's continuing efforts to build stockholder value; and

WHEREAS, the Compensation Committee of the Company's Board of Directors, comprised solely of disinterested directors, has determined to provide Executive with this employment agreement, including the severance package and other benefits provided hereby, for the purpose of inducing Executive to serve in the capacity as the Company's Vice President and General Counsel in the Company's corporate headquarters located in Broomfield Colorado, and further to provide diligent and efficacious services to the Company during his employment.

NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

    Employment. The Company hereby employs Executive, and Executive hereby accepts employment, upon the terms and conditions hereinafter set forth.

    Term. Subject to the provisions for termination as hereinafter provided, the term of this Agreement is for a period commencing March 1st, 2005, and expiring March 1, 2007 (the "Initial Term"). On March 1st of each year, beginning in 2007, the term of this Agreement shall be automatically extended for an additional year (each such one-year extension period, a "Renewal Term") without any further action on the part of the Company or Executive unless terminated under the provisions of Section X of this Agreement; provided, however, that the term of this Agreement shall not be so extended in the event that the Company or the Executive, in their sole discretion, has provided written notice to the other party at least sixty (60) days prior to such automatic extension date that this Agreement shall not be so extended. As used in this Agreement, the "Employment Period" shall mean the Initial Term or any Renewal Term in effect, as the case may be.

    Duties. Executive is engaged as Vice President and General Counsel of the Company, to have complete responsibility for and authority over the management of the legal functions of the Company and shall have full authority and responsibility, subject only to the direction of the Company's Chief Executive Officer and the Board of Directors, for administering the legal department of the Company in all respects. In addition, Executive shall serve, at the request of the Company and without additional compensation, in such additional positions from time to time as may be reasonably requested of Executive and reasonably related to his services as Vice President and General Counsel, including the positions of Secretary or Assistant Secretary. The duties and responsibilities of the Executive shall include the duties and responsibilities for the Executive's corporate offices and positions as set forth in the Company's bylaws from time to time in effect and such other duties and responsibilities as the Company's Chief Executive Officer or Board of Directors may from time to time reasonably assign to the Executive, in all cases to be consistent with the Executive's corporate offices and positions.

    Extent of Services. Executive shall faithfully, industriously, and to the best of his ability, experience, and talents, perform all of the duties that may be required of and from him pursuant to this Agreement. Nothing herein shall be construed as preventing Executive from (a) investing his assets in such form or manner as will not require any services on the part of Executive, unless Executive discloses in writing to the Company the extent of such services and receives written authorization to provide such services, in the operations or the affairs of the companies in which such investments are made or (b) serving as a director, advisor, or consultant to a third party; provided, however, that such investments or services may not be in connection with a business which is in competition with the Company (excluding (i) indirect investments through mutual funds or other broad based investment vehicles, (ii) investments in debt instruments, and (iii) purchases or acquisitions of less than 5% of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.). For purposes hereof, a business which is "in competition with the Company" shall mean any business which develops, manufactures, distributes or sells the same type of products as the Company, or products which are the functional equivalent of the Company's products or currently planned products, within and to the same market as the Company's market at the time of Executive's proposed activity.

    Other Activities. The Executive shall devote substantially all of his working time and efforts during the Company's normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement, except for vacations, holidays and sickness. However, the Executive may devote a reasonable amount of his time to civic, community, or charitable activities and, with the prior written approval of the Board of Directors, may serve as a director of other corporations and to other types of business or public activities not expressly mentioned in this paragraph.

    Place of Employment. The Executive's services may initially be performed at the Company's offices in Sunnyvale, California. The parties acknowledge, however, that the Executive may be required to travel in connection with the performance of his duties hereunder and Executive is being asked to transfer to the Company's principal executive offices located in Broomfield, Colorado. The parties further acknowledge and agree that Executive's transfer to the Company's Broomfield, Colorado office shall not constitute a change in the location of Executive's principal place of employment by the Company for purposes of paragraph G.2.f of Section X hereof.

    Compensation and Employee Benefits.

      Annual Base Salary. For all services rendered by Executive under this Agreement, the Company shall pay Executive during the term of this Agreement a base salary, payable in equal periodic installments in accordance with the Company's regular payroll practices, as such may be amended from time to time, at an annual rate of not less than $185,000.00. The amount of such base salary shall be reviewed at least once each fiscal year by the Compensation Committee of the Company's Board of Directors.

      Stock Options. Executive shall be eligible for future stock option grants at the same time and based on the same criteria as other executive officers of the Company.

      Bonus Compensation. Executive may receive bonuses, payable in cash or shares of the Company's stock, as may be determined from time to time by the Board of Directors or the Compensation Committee of the Board of Directors, in its sole discretion, on the basis of: (i) Executive's success in meeting his personal performance goals, as established by the Compensation Committee of the Board of Directors; (ii) Executive's merit, including but not limited to the quality of the services provided by Executive and his industriousness and diligence in performing such services; and (iii) the Company's financial success and progress in the prior fiscal year.

      Vacation and Holidays. Executive shall be entitled to accrue 26 days of paid time off (PTO) for each year of service provided. Any accrued but unused vacation time shall be carried over to successive years in accordance with the Company's published PTO accrual policies and shall be paid to Executive at or before the termination of his employment, in accordance with Company policy. Executive shall be entitled to be paid Company holidays in accordance with the Company's policies in effect from time to time for its senior executive officers.

      Executive Benefits. Executive shall be entitled to receive all of the rights, benefits, and privileges of an employee and an executive officer under any generally applicable retirement, pension, profit-sharing, insurance, health and hospital, or other employee benefit plans which may be now in effect or hereafter adopted by the Company, subject in all cases to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, and subject to the rules and regulations applicable thereto.

      Working Facilities. Executive shall be furnished with a private office, business tools, and such other facilities and services suitable to Executive's position and adequate for the performance of the duties required by this Agreement.

      Expenses. Subject to limits which may be imposed by the Board of Directors, including any committee thereof, Executive is authorized to incur reasonable expenses in connection with his responsibilities in conducting the business of the Company, including expenses for entertainment, travel, and similar items. The Company will reimburse Executive for all such expenses upon the presentation by Executive, in a timely manner, of an itemized account of such expenditures, including receipts or other adequate documentation, or Executive may pay such expenses with a Company credit card, if a Company credit card is issued to Executive, and Executive shall appropriately document the business purpose of such expenditures. Executive's expenses must be submitted to and approved by the Audit Committee or another officer or employee designated by the Audit Committee to review and approve such expenses. The parties agree that for purposes of this paragraph, the Executive's air travel shall be coach class domestically and business class internationally.

      Educational Expenses. Executive shall be entitled to receive reimbursement for educational expenses consistent with the Company's policy on educational reimbursement.

    Proprietary Interests of Company.

    Executive and the Company recognize that the Company is in a highly competitive business in a highly technical industry. The parties acknowledge that the success or failure of the Company depends largely on the development and use of certain proprietary and confidential information and trade secrets, including without limitation, information concerning any of the Company's patented components, research and development projects and in patent process components, and personal relationships with present and potential customers, suppliers, contractors, and governmental agencies as well as technology, procedures, systems, and techniques relating to the products developed or distributed by the Company (hereinafter collectively referred to as "Confidential Information"). Confidential Information is a substantial asset of the Company. Confidential Information will be disclosed to Executive in the normal course of operation. Executive acknowledges that Confidential Information is extremely valuable to the Company and must be protected from unauthorized use by the Company's competitors or other persons. Therefore, Executive agrees not to disclose or use, whether for the benefit of Executive or any other person or entity, at any time during or after his employment, any Confidential Information to any person or entity other than the Company or persons authorized by the Company to receive such Confidential Information. As an express condition of the Executive's employment with the Company, the Executive agrees to execute and abide by confidentiality agreements as requested by the Company, including but not limited to the Company's form of Employment, Confidentiality and Invention Assignment Agreement, which is attached hereto as Exhibit A and incorporated herein by reference.

    Upon termination of his employment with the Company, all documents, records, notebooks, and similar repositories of or containing Confidential Information, including copies thereof, then in Executive's possession, whether prepared by Executive or others, will be left with the Company, and no copies thereof will be retained by Executive.

    It is agreed that any breach of this Section VIII will cause immediate irreparable harm to the Company and monetary damages would be difficult if not impossible to ascertain. Therefore, the parties agree that, upon any breach of any covenant in this Section VIII, that the Company may obtain from the district court for the City of Broomfield, Broomfield County, Colorado, or any other court of competent jurisdiction, an appropriate restraining order, preliminary injunction or other form of equitable relief with respect thereto. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other available remedies for such breach, including the recovery of damages, costs, and attorney fees.

    No Conflict. Executive certifies that his employment with the Company will not breach a previous employment agreement. Executive agrees not to engage in the unauthorized use of the proprietary assets of others during the term of his employment by the Company. Executive agrees not to enter into any other employment agreement, oral or written, which will run concurrently, in whole or in part, with Executive's employment by the Company without the prior written approval of the Chief Executive Officer.

    Termination of Employment.

      Termination by Mutual Agreement. The Company and Executive may agree to terminate this Agreement on terms and conditions mutually acceptable to them as of the date of termination.

      Early Termination. The Company may terminate the Executive's employment for any reason prior to the end of the Employment Period by giving the Executive 30 days' advance notice in writing. The Executive may terminate his employment for any reason prior to the end of the Employment Period by giving the Company 30 days' advance written notice; provided that, in the case of a termination due to a Change in Duties, Compensation or Benefits, Executive's notice shall state the reasons for which such assertion is made. Executive shall continue to render his services to the Company, if and to the extent required by the Company, up to the effective date of such termination as referenced in the written notice of termination submitted to Executive by the Company or vice versa; provided, however, that the Company may, in its sole discretion, elect to have Executive provide different services during such notice period than those provided prior to such notice.

      Death. The Executive's employment shall terminate immediately in the event of his death. In the event of Executive's death during the Employment Period, the Company shall pay to Executive's estate any unpaid wages or other amounts owing at the time of death and shall pay, in addition to and not as a substitute for the proceeds from any life insurance policies on Executive's life paid for by the Company, an amount equal to the Severance Amount (as defined herein) which would have been payable to Executive if there had been a Involuntary Termination on the date of Executive's death. In addition, in the event of Executive's death during the Employment Period, 50% of the shares subject to all then unvested stock options and stock appreciation rights that have previously been granted to Executive will vest and remain exercisable after such termination in accordance with the terms of the stock plan under which such options were granted. The Executive's rights under the benefit plans of the Company shall be determined under the provisions of those plans.

      Disability. If Executive becomes Disabled during the term of employment, the Company may, at its option, by 30 days' advance written notice to Executive or Executive's personal representative, terminate his employment under this Agreement. In the event that the Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment under this paragraph D becomes effective, the notice of termination shall automatically be deemed to have been revoked. No compensation or benefits will be paid or provided to the Executive under this Agreement on account of termination in the event of Disability, or for periods following the date when such a termination of employment is effective. The Executive's rights under the benefit plans of the Company shall be determined under the provisions of those plans.

      Involuntary Termination. In the event a termination constitutes an Involuntary Termination as defined herein, Executive shall be entitled to, in lieu of any severance benefits to which the Executive may otherwise be entitled under any Company severance plan or program, (i) payment of the unpaid amount of the then applicable annual base salary up to the effective date of such Involuntary Termination, (ii) payment of Executive's pro rata share of any incentive bonus program earned up to the effective date of such Involuntary Termination based on the number of full calendar months worked in any calendar year for which a bonus is to be paid; and (iii) payment of Executive's then current base salary, payable on the Company's regular payroll dates (provided the Company, at its option, may elect to pay such amounts earlier in the form of one or more lump sum payments), for a period of time equal to the Severance Period (such payment under this clause (iii) to be referred to herein as the "Severance Amount"). In addition, in the event of an Involuntary Termination, immediately prior thereto, 50% of the shares of unvested restricted stock, shares subject to all then unvested stock options, stock appreciation rights and other similar awards that have previously been granted to Executive will vest and remain exercisable after such termination in accordance with the terms of the stock plan under which such options were granted. Subject to the Company's obligations under paragraph H of this Section X, the Executive's rights under the benefit plans of the Company shall be determined under the provisions of those plans. In addition, in the event that any Involuntary Termination occurs within twenty-four (24) months of Executive's move to the Denver, Colorado area in connection with his employment hereunder, the Company shall pay to Executive, within thirty (30) days of such termination, an amount equal to $8,150 as a non-accountable reimbursement for the movement of Executive's household goods and family back to California.

      Voluntary Termination and Termination for Cause. In the event a termination constitutes a Voluntary Termination as defined herein, then the Executive shall be entitled to receive severance and any other benefits only as may then be established under the Company's existing severance and benefit plans and policies at the time of such termination. No compensation or benefits will be paid or provided to the Executive under this Agreement on account of a termination for Cause. The Executive's rights under the benefit plans of the Company shall be determined under the provisions of those plans.

      Definitions. All the terms defined in this paragraph G shall have the meanings given below throughout this Agreement.

        "Cause" shall mean (i) following delivery to Executive of a written demand for performance from Company which describes the basis for Company's belief that Executive has not substantially performed his duties, Executive's continued violation of Executive's obligations to the Company which is demonstrably willful and deliberate on Executive's part for a period of thirty (30) days following such written demand, (ii) Executive being convicted of a felony involving moral turpitude, (iii) Executive willfully breaching any material term of this Agreement which continues uncured for a period of thirty (30) days after written notice thereof from the Company, or (iv) without the consent of the Company, Executive's commencement of employment with another employer while he is an employee of the Company. No act, or failure to act, by the Executive shall be considered "willful" unless committed without good faith without a reasonable belief that the act or omission was in the Company's best interest.

        "Change in Duties, Compensation, or Benefits" shall mean, without the Executive's prior written consent, one or more of the following events shall occur prior to the end of the Employment Period:

          a significant and detrimental change in the nature or scope of Executive's authority, responsibilities or duties from those applicable to him immediately prior to such change;

          a reduction in Executive's annual base salary from that provided to him immediately prior to such reduction;

          a diminution in Executive's eligibility to participate in bonus, stock option, incentive award or any other compensation plan which provides opportunities to receive compensation from those currently applicable to him, except for: (i) changes in the eligibility requirements for plans that are applicable to employees or executive officers generally; (ii) changes in plans that are applicable to all executives and result in a diminution of Executive's benefits under such plan that is fair and proportional as compared to the diminution of benefits for all executives; and (iii) changes that are required by applicable law;

          a material diminution in the kind or level of employee benefits (including but not limited to medical, dental or life insurance and long-term disability plans) and perquisites to which Executive is entitled immediately prior to such diminution, except for: (i) changes in the eligibility requirements for benefits that are applicable to employees generally; (ii) changes in benefits and perquisites that are applicable to all employees or executives and result in a diminution of Executive's benefits that is fair and proportional as compared to the diminution for all executives; and (iii) changes that are required by applicable law;

          a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Executive immediately prior to such reduction, and which reduction is scheduled to last at least three months;

          a change in the location of Executive's principal place of employment by the Company by more than fifty (50) miles from the location where he was then principally employed;

          the failure by the Company to obtain the assumption of this Agreement by any successor in accordance with Section XVIII;

          any purported termination of the Executive's employment by the Company which is not effected for death, Disability or for Cause, or any purported termination for which the grounds relied upon are not valid;

          any material breach by the Company of any material provision of this Agreement; or

          a reasonable determination by a majority of those persons comprising the Board of Directors of the Company prior to a Change of Control (even if such determination is made after such Change of Control) that, as a result of a Change of Control and a change in circumstances thereafter significantly affecting his position, Executive is unable to exercise the functions or duties attached to his position immediately prior to the date on which a Change of Control occurs.

        "Change of Control" shall be deemed to have occurred if:

          any "person," including a "group" as determined in accordance with Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding Voting Securities;

          as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company;

          the Company is merged or consolidated with another corporation or entity and, as a result of the merger or consolidation, less than 60% of the outstanding Voting Securities of the surviving corporation or entity are then owned in the aggregate by the former stockholders of the Company;

          a tender offer or exchange offer is made and consummated for the ownership of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding Voting Securities; or

          the Company transfers all or substantially all of its assets to another corporation which is not a wholly owned subsidiary of the Company prior to such transfer.

        "Disabled" or "Disability" shall mean either (i) mental or physical illness or condition rendering Executive incapable, at the time notice is given, of performing any portion of Executive's normal duties with the Company even after the Company's reasonable accommodation of any such disability in accordance with the Americans with Disabilities Act and the Colorado nondiscrimination statute, or (ii) Executive, at the time notice is given, has been unable to substantially perform his duties under this Agreement for a period of not less than six (6) consecutive months as the result of his incapacity due to physical or mental illness or condition.

        "Involuntary Termination" shall mean (i) any termination by the Executive prior to the end of the Employment Period as a result of any Change in Duties, Compensation or Benefits; or (2) any termination by the Company prior to the end of the Employment Period except:

          a Voluntary Termination;

          termination by mutual agreement;

          termination for Cause;

          termination as a result of Disability; or

          termination as a result of death.

        "Severance Period" shall mean a period of time, commencing on the effective date of the termination of Executive's employment with the Company, equal to six (6) months. Notwithstanding the foregoing, the Severance Period shall terminate immediately upon a material breach by the Executive of his obligations under Section VIII hereof.

        "Voluntary Termination" shall mean any termination which results from a resignation or retirement by Executive other than a resignation following a Change in Duties, Compensation, or Benefits as defined herein.

        "Voting Securities" shall mean any securities which ordinarily possess the power to vote in the election of directors without the occurrence of any pre-condition or contingency other than the passage of time.

        "Beneficially Owned" shall mean beneficial ownership by Executive, Executive's spouse, or a trust or similar arrangement established by or for the benefit of Executive, Executive's spouse, or Executive's minor children as well as the meaning of such term under Section 13 or Section 16 of the Exchange Act.

      Medical and Dental Benefits. If Executive's employment by the Company or any subsidiary or successor of the Company is terminated because of death, Disability, or Involuntary Termination, then to the extent that Executive or any of Executive's dependents may be covered under the terms of any medical and dental plans of the Company (or any subsidiary) immediately prior to the termination, the Company will provide Executive and those dependents with the same or equivalent coverages until twelve (12) months after the effective date of any such termination of employment. The Company may, at its election, procure such coverages apart from, and outside of the terms of, the plans applicable to other employees. The Company's obligation to provide such coverages will be limited by the requirement that Executive and Executive's dependents comply with all of the conditions of the medical or dental plans applicable to employees generally and the Company is under no obligation to obtain special coverages for Executive which would not be covered by the plans applicable to employees generally. In consideration for these benefits, Executive or his estate must make contributions equal to those required from time to time from other employees for equivalent coverages under the medical or dental plans. If and to the extent that Executive or any of his dependents is eligible to participate in a medical, dental or other health insurance plan of another employer after the termination of his employment by the Company, then the benefit provided by this paragraph shall be eliminated or commensurately diminished.

    Directors and Officers Insurance. The Company shall maintain and keep in force directors and officers liability insurance coverage on all directors and officers in such an amount as the Company deems reasonable and necessary under the circumstances but in no event less than $10.0 million of aggregate coverage.

    Post-Termination Consulting. In the event of Executive's Involuntary or Voluntary Termination, if requested by the Company, Executive agrees to provide services to the Company as a consultant for a period of thirty (30) days following the effective date of such termination (the "Consulting Period"), in exchange for cash compensation at the rate of $100 per hour. Executive shall have the right to decline to provide any consulting services requested by the Company after an Involuntary Termination or Voluntary Termination but such refusal during the period when severance payments are being made by the Company will result in the forfeiture of Executive's right to the Severance Amount hereunder. If Executive does elect to provide consulting services following the completion of the severance period, Executive shall be obligated to provide no more than ten (10) hours of consulting services per week during the Consulting Period, and the Company shall make reasonable accommodations for Executive with respect to the place and time of the provision of such services so as not to interfere with Executive's future employment or employment opportunities or otherwise.

    Notices. Any notice required or permitted to be given under this Agreement shall be in writing and delivered in person or sent by United States registered or certified mail, postage prepaid, addressed, in the case of Executive, to Executive's residence as indicated in Executive's personnel file in the Company's records, or in the case of the Company, to its principal office addressed to the attention of the Vice President of Human Resources. Such notices or other communications shall be effective upon delivery or, if earlier, three days after they have been mailed as provided above.

    Waiver. Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder shall not be deemed to constitute a waiver thereof. The waiver of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement. No waiver shall be valid unless in writing and executed by the party to be charged therewith.

    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

    Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Broomfield County, Colorado, in accordance with the rules of the American Arbitration Association then in effect by an arbitrator selected by both parties within 10 days after either party has notified the other in writing that it desires a dispute between them to be settled by arbitration. In the event the parties cannot agree on such arbitrator within such 10-day period, each party shall select an arbitrator and inform the other party in writing of such arbitrator's name and address within 5 days after the end of such 10-day period and the two arbitrators so selected shall select a third arbitrator within 15 days thereafter; provided, however, that in the event of a failure by either party to select an arbitrator and notify the other party of such selection within the time period provided above, the arbitrator selected by the other party shall be the sole arbitrator of the dispute. Each party shall pay its own expenses associated with such arbitration, including the expense of any arbitrator selected by such party and the Company will pay the expenses of the jointly selected arbitrator. The decision of the arbitrator or a majority of the panel of arbitrators shall be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereover. Punitive damages shall not be awarded.

    Assignment. Executive acknowledges that the services to be rendered under this Agreement are unique and personal. Executive may not, without the written consent of the Company, assign or transfer, whether by pledge, creation of a security interest or otherwise, this Agreement or any right or obligation under this Agreement to any other person or entity except for a transfer by will or by the laws of descent or distribution of Executive's right to receive payments or benefits under this Agreement. In the event of any attempted assignment or transfer contrary to this paragraph, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

    Successors. This Agreement and all rights under this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and, subject to Section XVII above, assigns (including, without limitation, any company into or with which the Company may merge or consolidate). The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to the Company as a result of a Change of Control to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The failure of the Company to acquire the foregoing assumption of this Agreement without Executive's written consent shall result in a Change of Duties, Compensation or Benefits as set forth in Section X.G.2.g above.

    Entire Agreement. This Agreement and the exhibit hereto represent the entire agreement and understanding between the parties as to the subject matter hereof and shall, as of the effective date hereof, supersede all prior or contemporaneous agreements between the parties, whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

    Governing Law and Jurisdiction. This Agreement shall be interpreted, construed, and enforced under the internal laws of the State of Colorado, without regard to its choice of laws principles. The courts of the State of Colorado shall have sole jurisdiction and venue over all controversies which may arise with respect to this Agreement.

    Time. In comparing any period of time prescribed or allowed by this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included. Time accounting shall begin upon midnight of the following calendar day. All periods of time shall be assumed to be specified in calendar days unless otherwise noted. In the case of fractional days of time, the appropriate equivalent hours can be calculated and accounted for against midnight of the calendar day in which the period of time started.

    Headings. The headings of the paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

    Counterparts. This Agreement may be signed in one or more counterparts which, taken together, shall constitute a single binding agreement between the parties. Photocopies or telecopies of the parties' original signatures hereto may be relied upon as originals for all purposes.

    Attorneys Fees. All reasonable fees and expenses, including reasonable attorneys' fees and expenses, shall be awarded to the prevailing party in the event of any litigation or arbitration involving the enforcement or interpretation of this Agreement.

    Right to Advice of Counsel. The Executive acknowledges that he has consulted with counsel and is fully aware of his rights and obligations under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year indicated above.

THE COMPANY:

SIRENZA MICRODEVICES, INC.

By: /s/ Robert Van Buskirk

Robert Van Buskirk, President and CEO

EXECUTIVE:

/s/ Clay Simpson

CLAY SIMPSON

Exhibit A: Form of Employee Confidentiality,

Nondisclosure and Invention Assignment Agreement

February 7, 2005

Clay Simpson

1320 Oakhurst Avenue

San Carlos, CA 94070

Dear Clay,

On behalf of Sirenza Microdevices (the "Company"), I am most pleased to offer you the position of Vice President and General Counsel at Grade 13, reporting to Bob Van Buskirk, President and CEO. The terms of your relationship with the Company will be as indicated herein. This is an exempt, full-time position, and while you will initially work out of our Sunnyvale office, it is expected that you will transfer to the Corporate headquarters, located in Broomfield, Colorado within 90 days from your date of employment with the Company.

As a Sirenza Microdevices' employee, you will be expected to abide by Company rules and regulations that may be modified from time to time, and to sign and comply with our Employment, Confidential Information and Invention Assignment Agreement which prohibits unauthorized use or disclosure of Sirenza Microdevices' proprietary information. This document will be provided to you on or around your date of hire and must be completed and returned promptly as a condition to your employment.

  Salary - Your base salary will be $7,115 per bi-weekly pay period (equivalent to $185,000 per year), less payroll deductions and all required withholdings. You will also be eligible to participate in the Company's standard bonus plan at a maximum potential of 40% of base salary, as approved by the Company's compensation committee or Board of Directors.

  Relocation -- You will receive the package outlined in the attached letter to assist with your relocation to Colorado.

  Stock -- Subject to Board approval, you will be granted a stock option to purchase 75,000 shares of Common Stock according to the Company's 1998 Amended and Restated Stock Plan. The exercise price of the option will be the fair market value of the Company's Common Stock on the date of grant, as determined by the Board. The recommended vesting schedule of your option shall be as follows: 25% of the shares shall vest at the end of your first full year of employment and 1/48th of the shares shall vest monthly thereafter. You will be required to sign an option agreement under the 1998 Stock Plan. The option is subject to securities law requirements and approvals. You will receive more information about the 1998 Stock Plan and the number of options you have been granted, approximately four to six weeks after your date of hire.

  Benefits - You will be eligible, provided that you meet the eligibility requirements of the plans and policies, for standard Company benefits (as modified from time to time) including health, dental, vision, life, short term disability insurance at no cost to you for employee-only coverage. These benefits will be effective your date of hire. You will also be eligible to purchase benefits for your dependent(s) and/or domestic partner if applicable, as well as having access to the Sirenza Microdevices 401(k) Plan, long term disability plan, and the 2000 Employee Stock Purchase Plan based upon the provisions of each plan. For your first year, you will receive 26 days of pro-rated Paid Time Off (PTO).

  Start Date - We invite you to begin employment as of March 1st, 2005

  Employment is At Will - The Company is excited about your joining and looks forward to a beneficial and productive relationship.  Nevertheless, you should be aware that your employment with the Company constitutes at-will employment as detailed in the Company's Employee Handbook.

Clay, we look forward to your joining Sirenza Microdevices and to building a rewarding working relationship. If you accept our offer, please sign this letter and return to me in Human Resources at your earliest convenience. A duplicate original is enclosed for your records.

This offer is valid for a period of ten days, and is predicated upon successful completion of your background check.

As required by law, this offer is subject to satisfactory proof of your right to work in the United States. Please bring two forms of identification with you on your first day of employment (i.e., drivers license and social security card).

We look forward to your favorable reply and to working with you.

Warm Regards,

/s/ Jacqueline R. Maidel

Jacqueline R. Maidel

Vice President, Human Resources

ACKNOWLEDGED AND AGREED:

I verify that I am starting employment with Sirenza Microdevices on or about March 1st, 2005.

___/s/Clay Simpson______________ __________2/7/05__________________________

Signature -- Clay Simpson Date

Enclosures:

Duplicate Original Letter

Relocation Reimbursement Letter

Sirenza Microdevices, Inc.

303 S. Technology Court

Broomfield, CO 80021

February 7, 2005

Clay Simpson

1320 Oakhurst Avenue

San Carlos, CA 94070

Dear Clay,

Sirenza Microdevices, Inc. (the "Company") is offering you the following assistance for your planned relocation to the Broomfield, Colorado area. Based on the market recurring costs, the Company has formulated a relocation reimbursement package for you as follows:

  The Company will reimburse you for the realtor costs associated with the sale of your California residence, not to exceed 6% of the selling price.
  The Company will reimburse you for the costs associated with the purchase of your Colorado home, not to exceed 1.17% of the purchase price. It is understood that the purchase of your Colorado home is to occur within 12 months of your date of employment.
  The Company will reimburse you for the costs associated with one final house hunting trip for you and your family, not to exceed seven days.
  The Company will provide you with a relocation allowance of $15,000 to assist with the miscellaneous expenses that you incur during your relocation.
  The Company will contract with our preferred moving company, Buehler Moving & Storage, who will pack, ship and unpack your household goods as well arrange for the transportation of up to 2 automobiles. SMDI will pay directly for the cost of this service.
  The Company will gross up all items mentioned above for tax purposes, except the costs associated with item #5.

Please note that the gross up amount is subject to adjustment for calculation errors and may be payable directly to the relevant taxing authorities. It is, however, recommended that you retain all of your receipts for tax purposes as the entire relocation allowance, including tax gross-up, will be reported in your 2005 W2 or 1099.

Lastly, it is our expectation that you remain employed by Sirenza for at least 24 months following the move and this relocation allowance is being made based upon that assumption. You will be required to sign a reimbursement agreement to that effect upon receipt of the above reimbursements.

In addition, you understand that your employment with Sirenza Microdevices remains at-will, and that either Sirenza or you are free to terminate the employment relationship at any time, with or without cause or notice.

Warm Regards,

/s/ Jacquie Maidel

Jacquie Maidel

Vice President, Human Resources

ACKNOWLEDGED AND AGREED:

_____/s/ Clay Simpson__________ _____2/7/05________________________

Signature -- Clay Simpson Date

Enclosures

Duplicate Original Letter